Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2013 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Lakeland Bancorp, Inc. on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Lakeland Bancorp, Inc. on Forms S-3 (File No. 333-184301, effective October 5, 2012; and File No. 333-140847, effective February 23, 2007) and on Forms S-8 (File No. 333-159664, effective June 2, 2009; File No. 333-125616, effective June 8, 2005; File No. 333-117563, effective July 22, 2004; File No. 333-34296, effective April 7, 2000 and File No. 333-89051, effective October 10, 1999).

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

March 15, 2013